Exhibit 99.1

      IRON MOUNTAIN NAMES BOB BRENNAN PRESIDENT AND CHIEF OPERATING OFFICER

     BOSTON, Nov. 16 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the world's trusted partner for records management and data protection services, today announced that Bob Brennan has been named the Company's President and Chief Operating Officer. Mr. Brennan has been Iron Mountain's President of North America since joining the Company in November 2004. As COO, Mr. Brennan will be responsible for developing and implementing operating strategies designed to drive growth and enhance customer service on a global basis and to ensure consistency and efficiency throughout the organization. He will continue to report directly to Richard Reese, Chairman and CEO, and will manage the day-to-day operations of the Company's North American, European and Latin American business units as well as the enterprise support functions of human resources and information technology.

     Mr. Brennan joined Iron Mountain through the acquisition of Connected Corporation, where he served as Chief Executive Officer. Before Connected, Mr. Brennan was a general manager for network and service management with Cisco Systems, Inc., a global leader in the manufacturing and sale of networking and communications products; he also served as CEO of American Internet prior to its acquisition by Cisco, and was vice president, general manager for Merisel, Inc., a global distributor of PC hardware and software. Mr. Brennan holds a Bachelor of Arts degree in psychology from Manhattan College.

     About Iron Mountain
     Iron Mountain Incorporated is the world's trusted partner for outsourced records management and data protection services. Founded in 1951, the Company has grown to service more than 235,000 customer accounts throughout the United States, Canada, Europe, Latin America and the Pacific Rim. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting -- services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit http://www.ironmountain.com.

     Investor Contacts:  Stephen P. Golden
                         Director, Investor Relations
                         Iron Mountain Incorporated
                         617 535-4799

     Media Contact:      Melissa Mahoney
                         Director, Corporate Communications
                         Iron Mountain Incorporated
                         617 535-8310

SOURCE  Iron Mountain Incorporated
    -0-                             11/16/2005